Exhibit 99.2

USANA Health Sciences, Inc.

Q4 2018 Management Commentary, Results and Outlook

●  Record fiscal year net sales of $1.189 billion, an increase of 13.6%,

●  Record fiscal year net earnings of $126.2 million, or $5.12 per share

●  Fourth quarter net sales of $299.0 million, an increase of 9.5% year-over-year

●  Fourth quarter net earnings of $32.3 million, or $1.32 per share

February 5, 2019

Overview

USANA finished the year with another quarter of solid top and bottom-line growth.  During the quarter, we held our annual China National Sales Meeting in Macau where, for the first time, we offered products for sale at this event.  Sales from the Macau event and targeted product promotions offered around the world during the quarter contributed approximately $14.5 million to our sales results.

For the full-year 2018, we reported our 16th consecutive year of record net sales.  Leverage from strong sales growth produced better than anticipated operating margins and the highest net earnings in the Company’s history.  Additionally, active customers grew 9.0% year-over-year, which reflects our commitment to growing our customer base as we strive to improve the health and nutrition of individuals and families around the world.

In addition to delivering strong financial performance, we accomplished several key initiatives that generated momentum and better positioned USANA for continued growth into the future.  One example is the launch of Celavive®, our new, personalized skincare offering that features USANA’s unique InCelligence™ technology.  Celavive, which was first introduced in the United States and subsequently to all of our markets worldwide, generated approximately $38.0 million in incremental sales during 2018.  As a result, skincare sales increased from 6% to a run rate of 9.0% of net sales by the end of fiscal-year 2018.

In June of this year, we officially expanded operations in Europe with the opening of Romania, Germany, Italy, and Spain.  This expansion increased our global footprint from 20 to 24 markets worldwide.  These new markets are supported by our European regional headquarters in Paris, France, which allows us to leverage existing infrastructure and efficiently expand our consumer base throughout Europe. The first-year operating results from these markets were in line with our expectations.  Although these markets, and Europe as a whole, represent a small portion of the region and consolidated sales, we are encouraged by the opportunity to reach more customers in these markets and the excitement it has generated in the region.

Finally, we made significant progress in improving our global IT infrastructure, particularly in China where we launched WeChat, a new enrollment system, a new mobile app, and a new website.  These initiatives improve the USANA customer experience and make it easier for our Associates to attract and retain customers.   In 2019, we will continue to focus on growing our customer base by further improving the speed, convenience, and ease in which customers do business with USANA.

Q4 2018 Results

Fourth quarter 2018 net sales were $299.0 million compared to $273.1 million reported in the prior-year period, an increase of 9.5%.  The strengthening of the U.S. dollar negatively impacted net sales by $10.5 million for the quarter.  The Company’s total number of active customers increased 9.0% year-over-year to 616,000.

Fourth quarter net earnings were $32.3 million, or $1.32 per diluted share, compared with a net loss of $5.9 million, or $0.24 loss per share during the prior-year period.  The net loss in the prior year period is attributable to a one-time, non-cash charge of $30.1 million, or $1.24 per diluted share, related to the U.S. tax reform (the “Tax Reform”) enacted on December 22, 2017. Additionally, costs associated with China and the Company’s internal investigation into its China operations, which was first disclosed in February 2017, negatively impacted fourth quarter 2017 net earnings by approximately $2.7 million and earnings per diluted share by $0.11. Excluding both the impact of the Tax Reform and the expense related to China and the Company’s internal investigation for both 2017 and 2018, net earnings increased 20.4%, or $0.21 per diluted share.

Weighted average diluted shares outstanding were 24.5 million for the fourth quarter of 2018, compared with diluted shares of 24.0 million in the prior-year period.  During the quarter, the Company repurchased 682,843 shares of common stock for $79.8 million.  The Company ended the quarter with no debt, $214.3 million in cash and cash equivalents, and $63.5 million invested in short-term securities.  As of December 29, 2018, there was $70.2 million remaining under the current share repurchase authorization.

Quarterly Income Statement Discussion

Gross margins increased 20 basis points from the prior year to 83.5% of net sales.  The increase can be attributed primarily to favorable changes in sales mix by market, lower relative freight costs, and leverage on fixed period costs with higher sales.  The increase was offset, in part, by higher amounts reserved for inventory obsolescence and the sales of Celavive, which carry a higher relative cost of goods sold than other products including our previous skincare line.

Associate Incentives increased 40 basis points from the prior year to 44.4% of net sales during the quarter.  The relative increase in Associate Incentives was primarily due to higher incremental cost related to Associate incentive trips during the quarter.  This increase was partially offset by lower incentive payout on sales from our new Celavive product line.

Selling, general and administrative expense decreased 340 basis points from the prior year to 22.8% of net sales. This year-over-year improvement in selling, general and administrative expense can be attributed to higher relative spending in the prior year quarter associated with (i) China and the Company’s internal investigation into its China operations; (ii) recognition of an impairment on a note receivable from a former supplier; (iii) higher charitable contributions; and (iv) higher costs related to our China National Sales Meeting.

The effective tax rate decreased to 34.6% compared to 116.1% in the prior year quarter.  The lower effective tax rate for the fourth quarter was due to the one-time non-cash charge of $30.1 million related to Tax Reform enacted on December 22, 2017.

Inventory.  The increase in inventories is mostly due to a decision to carry higher balances of Celavive inventory to minimize potential disruption with our customers and sales force during the launch phase.  Inventory levels of our Celavive product line should begin to normalize in 2019.

Regional Financial Results

Asia Pacific Region: Q4 2018 Net sales of $243.3 million; 81.4% of Consolidated Net Sales

Net Sales in the Asia Pacific region increased 12.2% year-over-year.  The number of active customers in the region increased by 14.1% year-over-year.

Greater China: Net sales in Greater China increased 14.1% year-over-year.  The number of active customers in the Greater China region increased 16.0% year-over-year.  In mainland China, local currency sales increased 20.4% while the number of active customers increased 17.4%.  During the quarter, we held our annual China National Meeting in Macau, China, where we offered products for sale for the first time at this event.  This event generated $5.5 million in incremental sales   in the region.

Southeast Asia Pacific: Net sales in the Southeast Asia Pacific region increased 3.3% year-over-year, while the number of active customers in this region increased 6.5% year-over-year.  The increase in net sales was driven primarily by results in the Philippines and Malaysia, where local currency sales increased 15.2% and 12.8%, respectively.

North Asia: Net sales in North Asia increased 25.3% year-over-year.  This growth was driven by 19.4% active customer growth in South Korea, where local currency net sales increased by 28.0% year-over-year.

Americas and Europe Region: Q4 2018 Net Sales of $55.8 million, 18.6% of Consolidated Net Sales

In the Americas and Europe region, net sales decreased 1.1%, while the number of active customers decreased 6.5%.  This decrease was due largely to sales and customer declines in the U.S. and Mexico, as well as the negative impact of changes in currency exchange rates, which decreased net sales by approximately $1.2 million.

2018 Results

Net sales for fiscal 2018 increased by 13.6% to $1.189 billion, compared with $1.047 billion in 2017.  Changes in foreign currency exchange rates positively impacted net sales by $12.2 million.  On a constant currency basis, net sales increased by 12.4% during fiscal 2018.

Net earnings for 2018 increased by 101.8% to $126.2 million, or $5.12 per diluted share, compared with $62.5 million, or $2.53 per diluted share in the prior year.  The lower net earnings in 2017 included a one-time, non-cash charge of $30.1 million, or $1.22 per diluted share, related to the Tax Reform.  Costs related to China and the Company’s internal investigation into its China operations in 2017 totaled $7.6 million after tax and negatively impacted earnings per diluted share by $0.31.  Excluding both the impact of the Tax Reform and the expense related to China and the internal investigation, 2018 net earnings improved by 26.8%, or $1.10 per diluted share.  Weighted average diluted shares outstanding were 24.6 million for the full-year 2018, compared with 24.7 million in the prior-year period.

Outlook

The Company is providing the following consolidated net sales and earnings per share outlook for 2019:

●	Consolidated net sales between $1.25 billion and $1.30 billion, representing growth between 5.1% and 9.3% (or growth of 7.3% to 11.5% in constant currency); and
●	Earnings per share of between $5.25 and $5.55

The Company’s outlook for the year reflects:

●	An expected negative impact from foreign exchange rate changes of approximately $26 million ;
●	An estimated operating margin of between 14.7% and 15.0%;
●	An effective tax rate of approximately 34%;
●	An annualized diluted share count of approximately 24.2 million; and
●	A softer first quarter due to limited global promotional activity during the quarter, with activity and sales increasing as the year progresses.

In 2019, we will continue to focus on our primary goal; growing the USANA customer base to improve the lives and health of more individuals and families around the world. Our 2019 strategic initiatives include (i) enhancing technology and the USANA customer experience; (ii) continued product innovation; (iii) growing our existing markets; and (iv) pursuing business development opportunities.

Customer Experience and Technology Enhancements

To continue providing an excellent customer experience, we are improving the speed, convenience, and ease in which customers do business with USANA.  In 2019, we will improve our mobile platform, offer new payment options to meet the demands of customers across the globe, facilitate quick and simple product education, capture important feedback, and make it easier for customers to share their experience with friends and family.  We’ll also continue to improve our WeChat technologies, including the introduction of a WeChat platform for Chinese customers outside of China.  Beyond these technology-focused enhancements, we will launch a new Healthy Living product line and focus extensively on the customer experience associated with this line.  This new line will offer products that are customer focused, demonstrable, and easily sharable.

Product Innovation

In addition to this new product category, our science team has developed new products and formulated upgrades to existing products within our current product categories that will be introduced throughout the year.  These include new food products, Celavive product line extensions, and important upgrades to our most popular nutritional supplements.  We have also begun implementing a plan to bring the manufacturing of USANA’s food products in-house, which will provide us with several advantages and efficiencies over third-party manufacturing.

Existing Market Growth

Following the opening of four new European markets in 2018, we will focus on generating growth in our existing markets during 2019.  This strategy includes enhancing our focus and development of submarkets, which entails targeting and addressing the needs of different customer demographics within a single market. Additionally, we will continue to offer market specific promotions that have proven to drive customer and sales growth across many of our international markets.  Finally, we plan to offer new, trial-initiatives in select markets, particularly in the U.S., which will take the form of product enhancements and compensation and loyalty offerings for our sales force and customers.

In addition to the organic growth strategies outlined above, we continue to evaluate business development and acquisition opportunities to strengthen, diversify and grow our world-wide business.  Areas of opportunity we will continue to evaluate include (i) overall nutrition; (ii) further vertical integration; (iii) additional category expansion; and (iv) geographic expansion.

We are confident that the combination of these strategic initiatives will contribute to the strength of the business and lead to another year of strong growth and record results for USANA.

Kevin Guest
CEO

Douglas Hekking
CFO

Forward-Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act.  Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, risks associated with our international expansion and operations, and risks associated with the internal investigation into our China operations.  The contents of this document should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

Tariffs and Trade Policies

While we continue to evaluate the evolving tariffs and trade policies between the United States and other countries, we do not currently expect these tariffs and trade policies, as they currently exist, to have a material impact on our future operating results.  Additional changes in tariffs and trade policies, however, may have a negative impact on currency exchange rates and economic conditions generally, which could negatively affect the Company’s results of operations.

Internal Investigation of China Operations

As the Company first disclosed in February 2017, it is voluntarily conducting an internal investigation of its China operations, BabyCare Ltd.  The investigation focuses on compliance with the Foreign Corrupt Practices Act and certain conduct and policies at BabyCare, including BabyCare’s expense reimbursement policies.  The Audit Committee of the Company’s Board of Directors has assumed direct responsibility for reviewing these matters and has hired experienced counsel to conduct the investigation.  While the Company does not believe that the subject amounts are quantitatively material, or will materially affect its financial statements, it cannot currently predict the outcome of the investigation on its business, results of operations, or financial condition.  The Company’s internal investigation is substantially complete, however, the Company continues to cooperate with the Securities and Exchange Commission and the United States Department of Justice.  The Company cannot currently predict the duration, scope, or result of the investigation.

Non-GAAP Financial Measures

The Company prepares its financial statements using U.S. generally accepted accounting principles (“GAAP”).  Constant currency net sales, earnings, EPS and other currency-related financial information (collectively, “Financial Results”) are non-GAAP financial measures that remove the impact of fluctuations in foreign-currency exchange rates and help facilitate period-to-period comparisons of the Company’s Financial Results that we believe provide investors an additional perspective on trends and underlying business results.  Constant currency Financial Results are calculated by translating the current period's Financial Results at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's Financial Results.

Net earnings and EPS results for a reporting period which exclude (i) the incremental impact of U.S. Tax Reform; and (ii) incremental expense related to the Company’s internal investigation in China are also non-GAAP financial measures that are intended to help facilitate period-to-period comparisons of the Company’s Financial Results.

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EPS results excluding the impact of the U.S. Tax Reform are calculated by (i) calculating the total incremental expense related to the U.S. Tax Reform; and (ii) dividing the expense by the total number of diluted shares outstanding for the applicable reporting period.

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EPS results excluding expense related to the internal investigation are calculated by (i) calculating the total incremental expense related to the internal investigation after taxes; and (ii) dividing the expense by the total number of diluted shares outstanding for the applicable reporting period.

The following is a reconciliation of net earnings (loss), presented and reported in accordance with GAAP, to net earnings adjusted for the two items noted above:

	(Unaudited)
	Quarter Ended		Twelve Months Ended
	30-Dec-17	29-Dec-18	30-Dec-17	29-Dec-18
	(In thousands)
Net earnings (loss), as reported	$(5,851)	$32,331	$62,535	$126,224
Incremental expenses related to internal investigation in China	4,054	140	11,604	1,444
Income tax adjustment for above item	(1,399)	(48)	(4,003)	(493)
One-time non-cash charge related to the U.S. Tax Reform	30,136	-	30,136	-
Net earnings, as adjusted	$26,940	$32,423	$100,272	$127,175

The following is a reconciliation of diluted earnings (loss) per share, presented and reported in accordance with GAAP, to diluted earnings per share adjusted for certain items:

	(Unaudited)
	Quarter Ended		Twelve Months Ended
	30-Dec-17	29-Dec-18	30-Dec-17	29-Dec-18
	(Per share)
Diluted earnings (loss) per share, as reported	$(0.24)	$1.32	$2.53	$5.12
Incremental expenses related to internal investigation in China	0.17	-	0.47	0.06
Income tax adjustment for above item	(0.06)	-	(0.16)	(0.02)
One-time non-cash charge related to the U.S. Tax Reform	1.24	-	1.22	-
Diluted earnings per share, as adjusted	$1.11	$1.32	$4.06	$5.16

Investors contact:	Patrique Richards
Investor Relations
(801) 954-7823
investor.relations@us.usana.com

Media contact:	Dan Macuga
Public Relations
801-954-7280